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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
U.S. Foodservice:

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-67553, 333-81323 and 333-84889) and Form S-8
(Nos. 33-88140, 33-88142, 33-88144, 33-88146, 33-81011, 333-37359, 333-43185,
333-47759, 333-73447 and 333-78209) of U.S. Foodservice of our report, dated August 16, 1999, with respect to the consolidated balance sheets of U.S. Foodservice and Subsidiaries as of June 27, 1998 and July 3, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows and schedules for each of the years then ended, which report appears in the Form 10-K of U.S. Foodservice for the year ended July 3, 1999.

/s/KPMG LLP
Baltimore, Maryland
September 29, 1999